UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report - June 16, 2008 (Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)

(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2008, Ingersoll-Rand Company Limited (the “Company”) announced the appointment of Steven B. Hochhauser, age 47, as Sector President, Security Technologies. Mr. Hochhauser also will be recommended to the Board of Directors for election as a Senior Vice President of the Company. Mr. Hochhauser succeeds Michael W. Lamach, who was appointed president of Trane Commercial Systems following the Company’s acquisition of Trane Inc.

Mr. Hochhauser served as Chairman, President and Chief Executive Officer of Johns Manville, a global manufacturer and marketer of premium engineered materials and building products, from 2004 until September 2007. He also served as Chief Operating Officer of Johns Manville from 2002 until 2004.

Mr. Hochhauser’s new position includes the following compensatory arrangements: an annual base salary of $525,000; a target annual cash incentive opportunity of 90% of base salary; a target annual award of stock options of 100% of base salary; a target annual award under the Performance Share Program of 12,000 Class A common shares; a one-time special stock option grant of 50,000 non-qualified stock options, which will vest three years from date of grant; participation in a deferred compensation plan and the Company’s Executive Officer Supplemental Program; and the use of a Company automobile.

The description above is a summary of the offer letter dated June 10, 2008 (the “Offer Letter”) and is qualified in its entirety by the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release announcing Mr. Hochhauser’s appointment is filed with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Offer Letter dated June 10, 2008
99.1	Press Release of Ingersoll-Rand Company Limited dated June 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: June 16, 2008	By:	/s/ Patricia Nachtigal
Patricia Nachtigal Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter dated June 10, 2008
99.1	Press Release of Ingersoll-Rand Company Limited dated June 16, 2008